Exhibit 10.6

GOLDMAN, SACHS & CO. | 85 BROAD STREET | NEW YORK, NEW YORK 10004 | Tel: 212 902 1000

Opening Transaction

To:	The PMI Group, Inc. 3003 Oak Road Walnut Creek, CA 94597

A/C:

From:	Goldman, Sachs & Co.

Re:	Accelerated Common Stock Buyback

Ref. No:

Date:	August 23, 2006

This master confirmation (this “Master Confirmation”), dated as of August 23, 2006 is intended to supplement the terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between Goldman, Sachs & Co. (“GS&Co.”) and The PMI Group, Inc. (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The terms of any particular Transaction shall be set forth in (i) a Supplemental Confirmation in the form of Schedule A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation and (ii) a Trade Notification in the form of Schedule B hereto (a “Trade Notification”), which shall reference the relevant Supplemental Confirmation and supplement, form a part of, and be subject to such Supplemental Confirmation. This Master Confirmation, each Supplemental Confirmation and the related Trade Notification together shall constitute a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation, each Supplemental Confirmation and the related Trade Notification evidence a complete binding agreement between the Counterparty and GS&Co. as to subject matter and the terms of each Transaction to which this Master Confirmation, such Supplemental Confirmation and Trade Notification relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation, each Supplemental Confirmation and each Trade Notification supplement, form a part of, and are subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency –Cross Border) (the “Agreement”) as if GS&Co. and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of Loss and Second Method, New York law (without regard to the conflicts of law principles) as the governing law and US Dollars (“USD”) as the Termination Currency, (ii) the election that subparagraph (ii) of Section 2(c) will not apply to Transactions, (iii) the replacement of the word “third” in the last line of Section 5(a)(i) with the word “first” and (iv) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Counterparty, with a “Threshold Amount” of USD50 million).

All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation, each Supplemental Confirmation and each Trade Notification except as expressly modified herein.

If, in relation to any Transaction to which this Master Confirmation, a Supplemental Confirmation and a Trade Notification relate, there is any inconsistency between the Agreement, this Master Confirmation, any Supplemental Confirmation, any Trade Notification and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Trade Notification, (ii) such Supplemental Confirmation; (iii) this Master Confirmation; (iv) the Agreement; and (v) the Equity Definitions.

1. Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions which, together with the terms and conditions set forth in the related Supplemental Confirmation and Trade Notification (in respect of the relevant Transaction), shall govern each such Transaction.

General Terms:

Trade Date:	For each Transaction, as set forth in the Supplemental Confirmation.

Buyer:	Counterparty

Seller:	GS&Co.

Shares:	Shares of common stock, $0.01 par value of Counterparty (Ticker: PMI)

Forward Price:	The average of the VWAP Prices for each Exchange Business Day in the Calculation Period.

VWAP Price:	The New York 10b-18 Volume Weighted Average Price per Share for the regular trading session (including any extensions thereof) of the Exchange for such Exchange Business Day (without regard to pre-open or after hours trading outside of any regular trading session for such Exchange Business Day), as published by Bloomberg at 4:15 p.m. New York City time on such Exchange Business Day, on Bloomberg page “PMI.N <Equity> AQR_SEC” (or any successor thereto).

Forward Price
Adjustment Amount:	For each Transaction, as set forth in the Supplemental Confirmation.

Calculation Period:	The period from and including the first Exchange Business Day immediately following the Hedge Completion Date to and including the Termination Date (as adjusted in accordance with the provisions hereof).

Termination Date:	For each Transaction, the date set forth in the Supplemental Confirmation (as the same may be postponed in accordance with the provisions hereof); provided that GS&Co. shall have the right to designate any date (the “Accelerated Termination Date”) on or after the First Acceleration Date to be the Termination Date by providing notice to Counterparty of any such designation on the Accelerated Termination Date; provided further, that if GS&Co. provides notice to Counterparty of such designation prior to 9:30 a.m. New York City time on the Accelerated Termination Date, then the Termination Date shall be the Exchange Business Day immediately preceding such Accelerated Termination Date.

First Acceleration Date:	For each Transaction, as set forth in the Supplemental Confirmation.

Hedge Period:	The period from and including the Exchange Business Day immediately after the Trade Date to and including the Hedge Completion Date (as adjusted in accordance with the provisions hereof).

Hedge Completion Date:	For each Transaction, the Exchange Business Day on which GS&Co. finishes establishing its initial Hedge Positions in respect of such Transaction, as determined by GS&Co. in its sole discretion, which date shall be as set forth in the Supplemental Confirmation and Trade Notification (as the same may be postponed in accordance with the provisions herein).

Hedge Period Reference
Price:	For each Transaction, the lower of (i) the average of the VWAP Prices for each Exchange Business Day in the Hedge Period and (ii) the Maximum Hedge Period Reference Price.

Maximum Hedge Period
Reference Price:	For each Transaction, as set forth in the Supplemental Confirmation.

Market Disruption Event:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time” and inserting the words “at any time on any Scheduled Trading Day during the Hedge Period or Calculation Period or” after the word “material,” in the third line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, to the extent that any Exchange Business Day in the Hedge Period or the Calculation Period is a Disrupted Day, the Calculation Agent may in good faith and acting in a commercially reasonable manner postpone the Hedge Completion Date or the Termination Date, as the case may be. In such event, the Calculation Agent must determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Hedge Period Reference Price or the Forward Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended, and the weighting of the VWAP Price for the relevant Exchange Business Days during the Hedge Period or the Calculation Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Hedge Period Reference Price or the Forward Price, as the case may be, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

If a Disrupted Day occurs during the Hedge Period or the Calculation Period, as the case may be, and each of the 9 immediately following Scheduled Trading Days is a Disrupted Day, then the Calculation Agent, in its good faith and commercially reasonable discretion, may either (i) determine the VWAP Price for such ninth Scheduled Trading Day using its good faith estimate of the value of the Shares on such ninth Scheduled Trading Day based on the volume, historical trading patterns and price of the Shares and such other factors as it deems appropriate or (ii) further extend the Hedge Period or the Calculation Period, as the case may be, as it deems necessary to determine the VWAP Price.

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges.

Prepayment\Variable
Obligation:	Applicable

Prepayment Amount:	For each Transaction, as set forth in the Supplemental Confirmation.

Prepayment Date:	Four (4) Exchange Business Days following the Trade Date.

Prepayment Adjustment
Amount:	The product of (x) the Prepayment Amount and (y) one minus the Hedge Ratio as of the Hedge Completion Date. GS&Co. shall pay Counterparty the Prepayment Adjustment Amount on the Prepayment Adjustment Date.

Hedge Ratio:	As of any day, a fraction, the numerator of which is the number of Shares representing GS&Co.’s actual “delta” hedge of the Transaction (which the parties acknowledge may consist of Shares purchased by GS&Co. or derivatives entered into by GS&Co.) and the denominator of which is the number of shares representing GS&Co.’s theoretical “delta” hedge of the Transaction (assuming that the Number of Shares to be Delivered is calculated on the basis of the Prepayment Amount without subtraction for any Prepayment Adjustment Amount), each as of such day, as determined in good faith in a commercially reasonable manner by the Calculation Agent. At Counterparty’s request, GS&Co. will provide Counterparty with a schedule setting forth in reasonable detail GS&Co.’s calculation of the Hedge Ratio as of any relevant date.

Prepayment Adjustment
Date:	Three (3) Exchange Business Days following the Hedge Completion Date.

Settlement Terms:

Physical Settlement:	Applicable; provided that GS&Co. does not, and shall not, make the agreement or the representations set forth in Section 9.11 of the Equity Definitions related to the restrictions imposed by applicable securities laws with respect to any Shares delivered by GS&Co. to Counterparty under any Transaction.

Number of Sharesto be Delivered:	A number of Shares equal to (a) the Prepayment Amount minus the Prepayment Adjustment Amount divided by (b) the Forward Price minus the Forward Price Adjustment Amount; provided that the Number of Shares to be Delivered will be not less than the Minimum Shares and not greater than the Maximum Shares. The Number of Shares to be Delivered on the Settlement Date shall be reduced, but not below zero, by any Shares delivered pursuant to the Minimum Share Delivery described below.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.

Settlement Date:	Three (3) Exchange Business Days following the Termination Date.

Settlement Currency:	USD

Weekly Share Delivery:	GS&Co. shall deliver to Counterparty on each Weekly Share Delivery Date the Weekly Shares for such date in accordance with Section 9.4 of the Equity Definitions, with each Weekly Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Weekly Shares:	For each Weekly Share Delivery Date, the greater of (1) zero and (2) (x) 75% of the product of (i) the Minimum Shares calculated as if the Hedge Completion Date were the Weekly Share Valuation Date corresponding to such Weekly

Share Delivery Date and (ii) the Hedge Ratio as of such Weekly Share Valuation Date minus (y) the aggregate Weekly Shares for all preceding Weekly Share Delivery Dates.

Weekly Share Valuation Date:	The last Exchange Business Day of each calendar week from but excluding the week that includes the Trade Date to but excluding the week that contains the Hedge Completion Date.

Weekly Share Delivery Date:	The date that follows each Weekly Share Valuation Date by one Settlement Cycle.

Minimum Share Delivery:	GS&Co. shall deliver to Counterparty a number of Shares equal to the excess of the Minimum Shares over the aggregate Weekly Shares for all Weekly Share Delivery Dates on the Minimum Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Minimum Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Minimum Share Delivery
Date:	Three (3) Exchange Business Days following the Hedge Completion Date.

Minimum Shares:	For each Transaction, as set forth in the Supplemental Confirmation.

Maximum Shares:	For each Transaction, as set forth in the Supplemental Confirmation.

Share Adjustments:

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.

Extraordinary Dividend:	For any calendar quarter occurring (in whole or in part) during the period from and including the first day of the Calculation Period to and including the Termination Date, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the Equity Definitions) (a “Dividend”) the amount or value of which (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend Amount.

Ordinary Dividend Amount:	For each Transaction, as set forth in the Supplemental Confirmation.

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of

Merger Events and

Tender Offers:

(a)	Share-for-Share:	Modified Calculation Agent Adjustment

(b)	Share-for-Other:	Cancellation and Payment

(c)	Share-for-Combined:	Component Adjustment

Determining Party:	GS&Co.

Tender Offer:	Applicable

Nationalization,
Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or The NASDAQ National Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of a Merger Event, a Tender Offer, a Nationalization, an Insolvency or a Delisting, Cancellation and Payment applies to one or more Transactions hereunder (whether in whole or in part), an Additional Termination Event (with the Transactions (or portions thereof) to which Cancellation and Payment applies being the Affected Transactions, Counterparty being the sole Affected Party and the Early Termination Date being the date on which such Transactions would be cancelled pursuant to Article 12 of the Equity Definitions) shall be deemed to occur, and, in lieu of Sections 12.7 and 12.8 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transactions.

Additional Disruption Events:

(a) Change in Law:	Applicable

(b) Failure to Deliver:	Not Applicable

(c) Insolvency Filing:	Applicable

(d) Loss of Stock Borrow:	Applicable; provided that Sections 12.9(a)(vii) and 12.9(b)(iv) of the Equity Definitions shall be amended by deleting the words “at a rate equal to or less than the Maximum Stock Loan Rate” and replacing them with “at a rate of return equal to or greater than zero”.

Hedging Party:	GS&Co.

Determining Party:	GS&Co.

Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Additional Disruption Event, any Transaction is cancelled or terminated, an Additional Termination Event (with such terminated Transaction(s) being the Affected Transaction(s), Counterparty being the sole Affected Party and the Early Termination Date being the date on which such Transaction(s) would be cancelled or terminated pursuant to Article 12 of the Equity Definitions) shall be deemed to occur, and, in lieu of Sections 12.7 and 12.8 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction(s).

Non-Reliance/Agreements and
Acknowledgements Regarding
Hedging Activities/Additional
Acknowledgements:	Applicable

Transfer:	Notwithstanding anything to the contrary in the Agreement, GS&Co. may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of GS&Co. under this Transaction, in whole or in part, to an affiliate of GS&Co. whose obligations to Counterparty are guaranteed by The Goldman Sachs Group, Inc. without the consent of Counterparty.

GS&Co. Payment Instructions:	Chase Manhattan Bank New York
For A/C Goldman, Sachs & Co.
A/C #930-1-011483
ABA: 021-000021

Counterparty’s Contact Detailsfor Purpose of Giving Notice:	Glen S. Corso
Group Senior Vice President
The PMI Group, Inc.
3003 Oak Road
Walnut Creek, CA 94597
Telephone No.: (925) 658-6429
Facsimile No.: (925) 658-6154

GS&Co.’s Contact Details for
Purpose of Giving Notice:	Telephone No.: (212) 902-8996
Facsimile No.: (212) 902-0112
Attention: Equity Operations: Options and Derivatives

With a copy to:
Tracey McCabe
Equity Capital Markets
One New York Plaza
New York, NY 10004
Telephone No.: (212) 357-0428
Facsimile No.: (212) 902-3000
2. Calculation Agent.	GS&Co.

3. Additional Mutual Representations, Warranties and Covenants. In addition to the representations and warranties in the Agreement, each party represents, warrants and covenants to the other party that:

(a) Eligible Contract Participant. It is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and is entering into each Transaction hereunder as principal and not for the benefit of any third party.

(b) Accredited Investor. Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof and the provisions of Regulation D thereunder (“Regulation D”). Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D, (iii) it will purchase each Transaction for investment and not with a view to the distribution or resale thereof in a manner that would violate the Securities Act, and (iv) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.

4. Additional Representations, Warranties and Covenants of Counterparty. In addition to the representations, warranties and covenants in the Agreement and those contained herein, as of (i) the date hereof, (ii) the Trade Date and (iii) to the extent indicated below, each day during the Hedge Period and Relevant Period (as defined below), Counterparty represents, warrants and covenants to GS&Co. that:

(a) assuming the accuracy of the representations by GS&Co. in Section 5(b) hereof, the purchase or writing of each Transaction and the transactions contemplated hereby will not violate Rule 13e-1 or Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) it is not entering into any Transaction (i) on the basis of, and is not aware of, any material non-public information with respect to the Shares (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares);

(c) each Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of derivatives to effect the Share buy-back program;

(d) Counterparty acknowledges that, notwithstanding the generality of Section 13.1 of the Equity Definitions, it acknowledges that GS&Co. is not making any representations or warranties with respect to the treatment of any Transaction under FASB Statements 128, 133 as amended, or 149, 150, EITF 00-19 (or any successor issue statements) or under Financial Accounting Standards Board’s Liabilities & Equity Project;

(e) Counterparty is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(f) Counterparty shall report each Transaction as required under Regulation S-K under the Exchange Act, as applicable;

(g) Counterparty is not, and will not be, engaged in a “distribution” of Shares or securities that are convertible into, or exchangeable or exercisable for Shares for purposes of Regulation M promulgated under the Exchange Act (“Regulation M”) at any time during the Hedge Period or the period commencing on the first day of the Calculation Period and ending on the last day of the Calculation Period or, in the event GS&Co. designates an Accelerated Termination Date or either party designates an Early Termination Date or an Early Termination Date is deemed to occur, the 20th Exchange Business Day immediately following such Accelerated Termination Date or Early Termination Date, as the case may be, or such earlier day as elected by GS&Co. and communicated to Counterparty on such day (the “Relevant Period) unless Counterparty has provided written notice to GS&Co. of such distribution (a “Regulation M Distribution Notice”) not later than the Scheduled Trading Day immediately preceding the first day of the relevant “restricted period” (as defined in Regulation M); Counterparty acknowledges that any such notice may cause the Hedge Period or the Calculation Period to be extended or suspended pursuant to Section 6 below; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6 below;

(h) Counterparty acknowledges that each Transaction is a derivatives transaction in which it has granted GS&Co. an option. GS&Co. may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction;

(i) as of the Trade Date, the Prepayment Date, the Minimum Share Delivery Date and the Settlement Date, (i) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (ii) the capital of Counterparty is adequate to conduct the business of Counterparty and (iii) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature;

(j) Counterparty is not and, after giving effect to the Transaction, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended; and

(k) in the event Counterparty calls for redemption any of its 2.50% Senior Convertible Debentures due 2021 and notice of such call is given to holders of such Debentures during the Hedge Period or Relevant Period for any Transaction, it shall provide written notice to GS&Co. at least one Scheduled Trading Day prior to giving such notice of such call to such holders; and

(l) it has not, and during any Hedge Period or Relevant Period will not, enter into agreements similar to the Transactions described herein where any initial hedge period (however defined), the calculation period (however defined) or the relevant period (however defined) in such other transaction will overlap at any time (including as a result of extensions in such initial hedge period, calculation period or relevant period as provided in the relevant agreements) with any Hedge Period or Relevant Period under this Master Confirmation. In the event that the initial hedge period, calculation period or relevant period in any other similar transaction overlaps with any Hedge Period or Relevant Period under this Master Confirmation as a result of an extension of the Termination Date pursuant to Section 5 herein, Counterparty shall promptly amend such transaction to avoid any such overlap.

5. Additional Representations, Warranties and Covenants of GS&Co. GS&Co. hereby represents, warrants and covenants to Counterparty that:

(a) With respect to (i) all purchases of Shares made by GS&Co. during any relevant Hedge Period in respect of any Transaction and (ii) purchases during the related Relevant Period of a number of Shares equal to the Minimum Shares for such Transaction less the number of Shares so purchased during the related Hedge Period in respect of such Transaction, GS&Co. will use good faith efforts to effect such purchases in a manner so that, if such purchases were made by Counterparty, they would meet the requirements of Rule 10b-18(b)(2), (3) and (4), and effect calculations in respect thereof, taking into account any applicable Securities and Exchange Commission no-action letters as appropriate and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond GS&Co.’s control;

(b) It will conduct its purchases in connection herewith in a manner that would not be deemed to constitute a tender offer within the meaning of Section 14(d)(1) of the Exchange Act; and

(c) For the avoidance of doubt, GS&Co. has implemented reasonable policies and procedures, taking into consideration the nature of its business, to ensure that individuals making investment decisions would not violate laws prohibiting trading on the basis of material nonpublic information. Such individuals shall not be in possession of material nonpublic information during all relevant times beginning on the date hereof and continuing through the Hedge Period and the Calculation Period.

6. Suspension of Hedge Period or Calculation Period.

(a) If Counterparty concludes that it will be engaged in a distribution of the Shares for purposes of Regulation M, Counterparty agrees that it will, on a day no later than the Scheduled Trading Day immediately preceding the start of the relevant restricted period, provide GS&Co. with a Regulation M Distribution Notice. Upon the effectiveness of such Regulation M Distribution Notice, GS&Co. shall halt any purchase of Shares in connection with hedging any Transaction during the relevant restricted period. If on any Scheduled Trading Day Counterparty delivers the Regulation M Distribution Notice in writing (and confirms by telephone) by 8:30 a.m. New York City time (the “Notification Time”) then such notice shall be effective as of such Notification Time. In the event that Counterparty delivers such Regulation M Distribution Notice in writing and/or confirms by telephone after the Notification Time, then such notice shall be effective as of 8:30 a.m. New York City time on the following Scheduled Trading Day or as otherwise required by law or agreed between Counterparty and GS&Co. The Calculation Period or the Hedge Period, as the case may be, shall be suspended and the Termination Date or the Hedge Completion Date or both, as the case may be, shall postponed for each Scheduled Trading Day in such restricted period; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6 below, including, without limitation, the requirement that such notice be made at a time at which none of Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(b) In the event that GS&Co. reasonably and in good faith concludes, based on advice of outside legal counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by GS&Co.), for it to refrain from purchasing Shares on any Scheduled Trading Day during the Hedge Period or the Calculation Period, GS&Co. may by written notice to Counterparty elect to suspend the Hedge Period or the Calculation Period, or both, as the case may be, for such number of Scheduled Trading Days as is specified in the notice; provided that GS&Co. may exercise this right to suspend only in relation to events or circumstances that are unknown to it or any of its affiliates at the Trade Date of any Transaction, occur within the normal course of its or any of its affiliates’ businesses, and are not the result of deliberate actions of it or any of its affiliates with the intent to avoid its obligations under the terms of any Transaction. The notice shall not specify, and GS&Co. shall not otherwise communicate to Counterparty, the reason for GS&Co.’s election to suspend the Hedge Period or the Calculation Period, or both, as the case may be. The Hedge Period or the Calculation Period, or both, as the case may be, shall be suspended and the Termination Date shall be extended for each Scheduled Trading Day occurring during any such suspension.

(c) In the event that the Calculation Period or the Hedge Period, as the case may be, is suspended pursuant to Section 6(a) or 6(b) above during the regular trading session on the Exchange, such suspension shall be deemed to be an additional Market Disruption Event, and the second paragraph under “Market Disruption Event” shall apply to any Disrupted Day occurring during the Calculation Period or the Hedge Period, as the case may be, solely as a result of such additional Market Disruption Event.

(d) In the event that the Calculation Period is extended pursuant to any provision hereof (including, without limitation, pursuant to Section 10(d) below), the Calculation Agent, in its commercially reasonable discretion, shall adjust any relevant terms of the related Transaction if necessary to preserve as nearly as practicable the economic terms of such Transaction prior to such extension; provided that Counterparty shall not be required to make any additional cash payments or deliver any Shares in connection with any such adjustments.

7. 10b5-1 Plan. Counterparty represents, warrants and covenants to GS&Co. that for each Transaction:

(a) Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”). It is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of Rule 10b5-1(c)(1)(i)(A) and (B) and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(b) Counterparty will not seek to control or influence GS&Co. to make “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Master Confirmation, including, without limitation, GS&Co.’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation, each Supplemental Confirmation and each Trade Notification under Rule 10b5-1.

(c) Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation, the relevant Supplemental Confirmation or Trade Notification must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification, waiver or termination shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

8. Counterparty Purchases.

Counterparty (or any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall not, without the prior written consent of GS&Co., directly or indirectly purchase any Shares, listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Hedge Period or Calculation Period (as extended pursuant to the provisions hereof). During this time, any such purchases by Counterparty shall be made through GS&Co., or if not through GS&Co., with the prior written consent of GS&Co., and in compliance with Rule 10b-18 or otherwise in a manner that Counterparty and GS&Co. believe is in compliance with applicable requirements. This Section shall not restrict any purchase by Counterparty of Shares effected during any suspension of any Hedge Period or Calculation Period in accordance with Section 6(b).

9. Additional Termination Event. The declaration of any Extraordinary Dividend by the Issuer during the Calculation Period will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions.

10. Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions,

(a) Counterparty shall, prior to the opening of trading in the Shares on any day during any Hedge Period or Calculation Period on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended) of any Merger Transaction, notify GS&Co. of such public announcement;

(b) promptly notify GS&Co. following any such announcement that such announcement has been made; and

(c) promptly provide GS&Co. with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through GS&Co. or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the Announcement Date. Such written notice shall be deemed to be a certification by Counterparty to GS&Co. that such information is true and correct. In addition, Counterparty shall promptly notify GS&Co. of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such notice may cause the terms of any Transaction to be adjusted or such Transaction to be terminated; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6; and

(d) GS&Co. in its good faith and commercially reasonable discretion may (i) make adjustments to the terms of any Transaction, including, without limitation, the Termination Date, the Forward Price Adjustment Amount and the Maximum Shares to account for the number of Shares that could be purchased on each day during the Hedge Period or the Calculation Period in compliance with Rule 10b-18 following such public announcement, provided that Counterparty shall not be required to make any additional cash payments or deliver any Shares in connection with any such adjustments or (ii) treat the occurrence of such public announcement as an Additional Termination Event with Counterparty as the sole Affected Party.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

11. Acknowledgments. The parties hereto intend for:

(a) Each Transaction to be a “securities contract” as defined in Section 741(7) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code, or a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 555, 556, 560 and 561 of the Bankruptcy Code;

(b) The Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;

(c) A party’s right to liquidate or terminate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination

Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code);

(d) Any cash, securities or other property transferred as performance assurance, credit support or collateral with respect to each Transaction to constitute “margin payments” (as defined in the Bankruptcy Code); and

(e) All payments for, under or in connection with each Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

12. Credit Support Documents. The parties hereto acknowledge that no Transaction hereunder is secured by any collateral that would otherwise secure the obligations of Counterparty herein or pursuant to the Agreement.

13. Limitation on Set-off. (a) Notwithstanding anything to the contrary in the Agreement or the Equity Definitions, the calculation of any Settlement Amounts and Unpaid Amounts shall be calculated separately for (A) all Terminated Transactions in the Shares of the Issuer that qualify as equity under applicable accounting rules (collectively, the “Equity Shares”) as determined by the Calculation Agent and (B) all other Terminated Transactions under the Agreement including, without limitation, Transactions in Shares other than those of the Issuer (collectively, the “Other Shares”) and the netting and set-off provisions of the Agreement shall only operate to provide netting and set-off (i) among Terminated Transactions in the Equity Shares and (ii) among Terminated Transactions in the Other Shares. In no event shall the netting and set-off provisions of the Agreement operate to permit netting and set-off between Terminated Transactions in the Equity Shares and Terminated Transactions in the Other Shares.

(b) The parties agree to amend Section 6 of the Agreement by adding a new Section 6(f) thereto as follows:

“(f) Upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this Section 6(f).

Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”

(c) Notwithstanding anything to the contrary in the foregoing, GS&Co. agrees not to set off or net amounts due from Counterparty with respect to any Transaction against amounts due from GS&Co. to Counterparty under obligations other than Equity Contracts. “Equity Contract” means any transaction relating to Shares between the parties (or any of their affiliates) that qualifies as ‘equity’ under applicable accounting rules.

14. Early Termination or Prepayment Adjustment. In the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction (except as a result of a Merger Event in which the consideration or proceeds to be paid to holders of Shares consists solely of cash), if GS&Co. would owe any amount to Counterparty pursuant to Section 6(d)(ii) of the Agreement (calculated as if the Transactions being terminated on such Early Termination Date were the sole Transactions under the Agreement) (any such amount, a “GS&Co. Amount”) or (b) the Prepayment Adjustment Amount is greater than zero, then, in lieu of any payment of such GS&Co. Amount or Prepayment Adjustment Amount, Counterparty may, no later than the Early Termination Date or the date on which such Transaction is terminated or the date immediately preceding the Prepayment Adjustment Date, as the case may be, elect for GS&Co. to deliver to Counterparty a number of Shares (or, in the case of a Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Merger Event (each such unit, an “Alternative Delivery Unit” and, the securities or property comprising such unit, “Alternative Delivery Property”)) with a value equal to the GS&Co. Amount or the Prepayment Adjustment Amount, as the case may be, as determined by the Calculation Agent (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including the market price of the Shares or Alternative Delivery Property on the date of early termination or on the Prepayment Adjustment Date, as the case may be, and the prices at which GS&Co. purchases Shares or Alternative Delivery Property to fulfill its delivery obligations under this Section 14); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash; provided, further, that GS&Co. will use good faith efforts to effect any purchases of such Shares or Alternative Delivery Property it is so obligated to deliver to Counterparty that are made after the receipt by GS&Co. of the relevant notice of Counterparty’s election to receive Shares or Alternative Delivery Property in accordance with this paragraph in accordance with Rule 10b-18(b)(2), (3) and (4), and effect calculations in respect thereof, as if those sections applied to GS&Co., taking into account any Securities and Exchange Commission no-action letters as appropriate and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond its control. On the day Counterparty elects to receive Shares or Alternative Delivery Property in accordance with this paragraph, Counterparty shall be deemed to represent to GS&Co. as of such day that neither Counterparty nor any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

15. Payment Date upon Early Termination. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement will be payable on the day that notice of the amount payable is effective; provided that if Counterparty elects to receive Shares or Alternative Delivery Property in accordance with Section 14, such Shares or Alternative Delivery Property shall be delivered on a date selected by GS&Co as promptly as practicable (taking into consideration GS&Co.’s obligations hereunder, including without limitation, its obligations under the second proviso to Section 14 above).

16. Special Provisions for Counterparty Payments. The parties hereby agree that, notwithstanding anything to the contrary herein or in the Agreement, in the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction and, as a result, Counterparty owes to GS&Co. an amount calculated under Section 6(e) of the Agreement (calculated as if the Transactions being terminated on such Early Termination Date were the sole Transactions under the Agreement), such amount shall be deemed to be zero.

17. Claim in Bankruptcy. GS&Co. agrees that in the event of the bankruptcy of Counterparty, GS&Co. shall not have rights or assert a claim that is senior in priority to the rights and claims available to the shareholders of the common stock of Counterparty.

18. Governing Law. The Agreement, this Master Confirmation, each Supplemental Confirmation, each Trade Notification and all matters arising in connection with the Agreement, this Master Confirmation, each Supplemental Confirmation and each Trade Notification shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine).

19. Offices.

(a) The Office of GS&Co. for each Transaction is: One New York Plaza, New York, New York 10004.

(b) The Office of Counterparty for each Transaction is: 3003 Oak Road, Walnut Creek, California 94597.

20. Arbitration. The Agreement, this Master Confirmation, each Supplemental Confirmation and each Trade Notification are subject to the following arbitration provisions:

(a) All parties to this Confirmation are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(b) Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(c) The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(d) The arbitrators do not have to explain the reason(s) for their award.

(e) The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry, unless Counterparty is a member of the organization sponsoring the arbitration facility, in which case all arbitrators may be affiliated with the securities industry.

(f) The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(g) The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Confirmation.

Counterparty agrees that any and all controversies that may arise between Counterparty and GS&Co., including, but not limited to, those arising out of or relating to the Agreement or any Transaction hereunder, shall be determined by arbitration conducted before The New York Stock Exchange, Inc. (“NYSE”) or NASD Dispute Resolution (“NASD-DR”), or, if the NYSE and NASD-DR decline to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force. The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) Counterparty is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Confirmation except to the extent stated herein.”

21. Counterparts. This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.

22. Counterparty hereby agrees (a) to check this Master Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to any particular Transaction to which this Master Confirmation relates, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, Facsimile No. 212-428-1980/83.

Yours faithfully,

GOLDMAN, SACHS & CO.

By:	/s/ Conrad Langenegger
Authorized Signatory

Agreed and Accepted By:

THE PMI GROUP, INC.

By:	/s/ Donald P. Lofe, Jr.
Name: Donald P. Lofe, Jr.
Title: Executive Vice President and Chief Financial Officer

SCHEDULE A

SUPPLEMENTAL CONFIRMATION

To:	The PMI Group, Inc. 3003 Oak Road Walnut Creek, CA 94597

From:	Goldman, Sachs & Co.

Subject:	Accelerated Common Stock Buyback

Ref. No:	[Insert Reference No.]

Date:	August [ ], 2006

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Goldman, Sachs & Co. (“GS&Co.”) and The PMI Group, Inc. (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between GS&Co. and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1. This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of August 23, 2006 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2. The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	August [ ], 2006

Forward Price Adjustment Amount:	$0.85

Hedge Completion Date:	As set forth in the Trade Notification, but in no event later than [______________].

Termination Date:	7 Months after the Hedge Completion Date, subject to GS&Co.’s right to accelerate the Termination Date to any date on or after the First Acceleration Date.

First Acceleration Date:	As set forth in the Trade Notification to be the date that follows the Hedge Completion Date by two months.

Prepayment Amount:	USD 345,000,000.00

Maximum Hedge Period Reference Price:	USD 43.63

Minimum Shares:	A number of shares equal to (a) the Prepayment Amount minus the Prepayment Adjustment Amount divided by (b) [ ]% of the Hedge Period Reference Price.

Maximum Shares:	A number of shares equal to (a) the Prepayment Amount minus the Prepayment Adjustment Amount divided by (b) [ ]% of the Hedge Period Reference Price.

Ordinary Dividend Amount:	For any calendar quarter, USD 0.08

3. Counterparty represents and warrants to GS&Co. that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during the four full calendar weeks immediately preceding the Trade Date.

4. This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to this Transaction, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, facsimile No. 212-428-1980/83.

Yours sincerely,

GOLDMAN, SACHS & CO.

By:
Authorized Signatory

Agreed and Accepted By:

THE PMI GROUP, INC.

By:
Name:
Title:

SCHEDULE B

TRADE NOTIFICATION

To:	[Insert Full Legal Name of Counterparty]

From:	Goldman, Sachs & Co.

Subject:	Issuer VWAP Prepaid Share Forward Transaction

Ref. No:	[Insert Reference No.]

Date:	[ ], 2006

The purpose of this Trade Notification is to notify you of certain terms in the Transaction entered into between Goldman, Sachs & Co. (“GS&Co.”) and The PMI Group, Inc. (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below.

This Trade Notification supplements, forms part of, and is subject to the Supplemental Confirmation dated as of August [            ], 2006 (the “Supplemental Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. The Supplemental Confirmation is subject to the Master Confirmation dated as of August 23, 2006 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation and the Supplemental Confirmation govern this Trade Notification except as expressly modified below.

Trade Date:	[ ], 2006

Hedge Completion Date:	[ ]

Termination Date:	[ ], subject to GS&Co.’s right to accelerate the Termination Date to any date on or after the First Acceleration Date.

First Acceleration Date:	[ ]

Minimum Shares:	[ ]

Maximum Shares:	[ ]

Hedge Ratio as of the Hedge Completion Date:	[ ]

Prepayment Adjustment Amount:	[ ]

Yours sincerely,
GOLDMAN, SACHS & CO.

By:
Authorized Signatory